UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on May 9, 2013, Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), entered into (i) a Securities Purchase Agreement (the “MP Purchase Agreement”), by and among the Company, Mead Park Capital Partners LLC (the “MP Buyer”), and, solely for purposes of Section 6.3 thereof, Mead Park Holdings, LP; and (ii) a Securities Purchase Agreement (the “Cohen Purchase Agreement” and, together with the MP Purchase Agreement, the “Purchase Agreements”), by and between the Company and Cohen Bros. Financial, LLC (the “Cohen Buyer”), of which Daniel G. Cohen, the Vice Chairman of the Company’s Board of Directors and the President and Chief Executive of the Company’s European operations, is the sole member.

On September 25, 2013, pursuant to the MP Purchase Agreement, the Company sold to the MP Buyer for an aggregate of $9,745,835 in cash consideration (i) 1,949,167 newly issued shares (collectively, the “MP Common Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), for a purchase price of $2.00 per share, representing an aggregate purchase price of $3,898,334; and (ii) convertible senior promissory notes (collectively, the “MP Note”) in the aggregate principal amount of $5,847,501.

Contemporaneously with the Company’s sale of the MP Common Shares and the MP Note to the MP Buyer, pursuant to the Cohen Purchase Agreement, the Company sold to the EBC 2013 Family Trust, as assignee of the Cohen Buyer, for an aggregate of $4,000,000 in cash consideration (i) 800,000 newly issued shares (together with the MP Common Shares, the “Common Shares”) of Common Stock, for a purchase price of $2.00 per share, representing an aggregate purchase price of $1,600,000; and (ii) a convertible senior promissory note (the “Cohen Note” and, together with the MP Note, the “Notes”) in the aggregate principal amount of $2,400,000. Mr. Cohen is a trustee of the EBC 2013 Family Trust.

Under the MP Note, the outstanding principal amount is due and payable to the holder thereof, in full, five years following the issuance of the MP Note, unless it is earlier converted (in the manner described below). The MP Note accrues 8% interest per year, payable quarterly. If no event of default has occurred under the MP Note, (i) if dividends of less than $0.02 per share are paid on the Common Stock in any fiscal quarter prior to an interest payment date, then the Company may pay one-half of the interest payable on such date in cash, and the remaining one-half of the interest otherwise payable will be added to the principal amount of the MP Note then outstanding; and (ii) if no dividends are paid on the Common Stock in the fiscal quarter prior to an interest payment date, then the Company may make no payment in cash of the interest payable on such date, and all of the interest otherwise payable on such date will be added to the principal amount of the MP Note then outstanding. The MP Note contains a customary “Events of Default” clause. Upon the occurrence or existence of any “Event of Default” under the MP Note, the outstanding principal amount is (or in certain instances, at the option of the holder thereof, may be) immediately accelerated. Further, upon the occurrence of any “Event of Default” under the MP Note and for so long as such Event of Default continues, all principal, interest and other amounts payable under the MP Note will bear interest at a rate equal to 9% per year. The MP Note may not be prepaid in whole or in part prior to the maturity date without the prior written consent of the holder thereof (which may be granted or withheld in its sole discretion).

At any time following the date upon which the MP Note is issued, the holder thereof may convert all or any part of the outstanding principal amount of the MP Note into shares of Common Stock at a $3.00 per share conversion price, subject to customary anti-dilution adjustments.

The indebtedness evidenced by the MP Note and the payment of all principal, interest and any other amounts payable thereunder (i) is senior to all indebtedness of the Company incurred following the date of the MP Note, and any subordinated or junior subordinated indebtedness of the Company outstanding as of the date of the MP Note, and (ii) ranks pari passu to the Cohen Note and any other senior obligations of the Company outstanding as of the date of the MP Note.

The terms of the MP Note and the Cohen Note are substantially identical.

The description of the Purchase Agreements set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2013 (the “Previous Form 8-K”) is incorporated herein by reference. The full text of the Purchase Agreements and the Notes are attached as exhibits to the Previous Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 2.03 above is incorporated by reference herein.

There were no underwriting discounts or commissions paid in connection with the sales of the Common Shares or the Notes.

The sales of the Common Shares and the Notes were made in a private placement transaction in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On September 25, 2013, the Company issued a press release related to the actions described under Item 3.02 above, which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press release regarding the closing of the transactions contemplated by the Purchase Agreements.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: September 25, 2013	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President, Chief Financial Officer and Treasurer